Exhibit 5.2

[Letterhead of Fogler, Rubinoff LLP]

File No. 04/1030

May 27, 2004

Kingsway America Inc.

150 Northwest Point Boulevard

Elk Grove Village, Illinois 60007

Kingsway Financial Services Inc.

5310 Explorer Drive, Suite 200

Mississauga, Ontario

L4W 5HB

Ladies and Gentlemen:

Re: Kingsway America Inc. (“KAI”)

We have acted as counsel to Kingsway Financial Services Inc. (the “Company” or the “Guarantor”), an Ontario Corporation, in connection with the registration statement on Form F-4 filed with the United States Securities and Exchange Commission on or about May 27, 2004 (the “Registration Statement”) relating to the registration of (i) up to US$125,000,000 of 7.50% Senior Notes due 2014 (the “Exchange Notes”) by KAI, and (ii) the guarantee by the Guarantor of the full and punctual payment when due of the principal of, premiums, if any, interest and any other amounts with respect to the Exchange Notes, such guarantee being set forth in Article X of the Indenture defined below (the “Guarantee”). The Registration Statement relates to the offer to exchange (the “Exchange Offer”) up to US$125,000,000 of the Company’s Exchange Notes for a like amount of its outstanding 7.50% Senior Notes due 2014 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of January 28, 2004 (the “Indenture”), between KAI, the Guarantor and BNY Midwest Trust Company, as trustee (the “Trustee”).

In connection herewith, we have examined the following documents: (A) the proposed form of (i) the Indenture (including the Guarantee) relating to the issuance of the Exchange Notes to be issued upon consummation of the Exchange Offer (the “Closing Date”), (ii) the Registration Statement, (iii) the Original Notes, (iv) a form of the Exchange Notes; and (B) such other documents as we have deemed necessary in order to enable us to render the opinion set forth below. It has been assumed by us that those documents that we have examined in proposed form will be, in all respects relevant to this opinion, the same as the documents to be executed and delivered on the Closing Date.

The law covered by the opinions expressed herein is limited to the laws of the Province of Ontario and the laws of Canada applicable therein.

We have made such investigations of law as, in our judgment, were necessary to render the following opinions. We have also reviewed (a) the Company’s Articles of Incorporation, as amended, and its By-Laws, as amended; and (b) such corporate documents, records, information and certificates of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. In addition, with respect to documents to which parties other than the Company will be a party, we have assumed that each such other party has all requisite power and authority to authorize, execute, deliver and perform its respective obligations under each such document to which it is a party, that each such document has been duly authorized, and will be duly executed and delivered by each such other party thereto and will be valid and binding on, and enforceable in accordance with its terms against, such parties.

As to matters of fact material to our opinion expressed herein, we have relied upon such statements, certificates and representations, including those delivered or made in connection with the above-referenced transactions, as we have deemed appropriate.

As to certain facts material to our opinions, we have relied, with your permission, upon statements, certificates or representations, including those delivered or made in connection with the above-referenced transaction, of officers and other representatives of the Company.

Based upon and subject to the foregoing and the further qualifications set forth below, we are of the opinion as of the date hereof that:

1.	The Company is duly incorporated and validly subsisting under the laws of the Province of Ontario.

2.	The execution and delivery of the Indenture and the Exchange Notes (the “KFSI Documents”) have been duly authorized by all necessary actions of the Company.

3.	The Company has all requisite corporate power and authority to execute and deliver and perform its obligations under the KFSI Documents, and when the Exchange Notes have been executed and delivered as contemplated by the Exchange Offer on the Closing Date, authenticated by the Trustee and delivered by or on behalf of the Company in accordance with the provisions of the Indenture against the due tender and delivery to the Trustee of Original Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes in accordance with the terms and conditions of the Exchange Offer as described in the Registration Statement and Letter of Transmittal included as an exhibit thereto, the Exchange Notes will have been duly and validly executed and delivered by the Company.

The opinions expressed in the numbered paragraph 1 of this letter are based, to the extent deemed proper, upon certain certificates and confirmations issued by the applicable governmental officer or authority.

This opinion is limited to the present laws and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion should present laws be changed by legislative action, judicial decision or otherwise.

This opinion is provided to you as a legal opinion only, and not as a guarantee or warranty of the matters discussed herein. We express no opinion with respect to the financial status or ability of the Company to meet its obligations under the KFSI Documents. No opinion may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the section titled “Enforceability of Judgments” and the section titled “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Fogler, Rubinoff LLP